Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034
PRESS RELEASE
Avnet, Inc. Reports Second Quarter Fiscal Year 2015 Results
Continued Growth and Leverage Drives Record EPS and Strong Cash Flow

Phoenix, January 22, 2015 - Avnet, Inc. (NYSE:AVT) today announced results for the second quarter fiscal year 2015 ended December 27, 2014.
Q2 Fiscal 2015 Results

	SECOND QUARTERS ENDED
	December 27, 2014	December 28, 2013	Change
	$ in millions, except per share data
Sales	$7,551.9	$7,421.9	1.8%

GAAP Operating Income	250.3	221.6	13.0%
Adjusted Operating Income (1)	274.6	263.2	4.3%

GAAP Net Income	163.7	124.9	31.1%
Adjusted Net Income (1)	176.0	163.9	7.4%

GAAP Diluted EPS	$1.18	$0.89	32.6%
Adjusted Diluted EPS (1)	$1.27	$1.17	8.5%

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section in this press release.

▪	Sales for the quarter ended December 27, 2014 increased 1.8% year over year to $7.6 billion; and 4.6% in constant currency

▪
Adjusted operating income of $274.6 million increased 4.3% year over year and adjusted operating income margin of 3.6% increased 9 basis points year over year. Sequentially, adjusted operating income and adjusted operating income margin were up 22.7% and 37 basis points, respectively

▪
Adjusted net income of $176.0 million increased 7.4% and record adjusted diluted earnings per share of $1.27 increased 8.5% year over year. Sequentially, adjusted net income and adjusted diluted earnings per share increased 22.1% and 24.5%, respectively, driven by the significant profit growth typically associated with the strong seasonal sales performance in the Technology Solutions (TS) segment

Rick Hamada, Chief Executive Officer, commented, “Our team delivered steady progress in our financial performance as revenue and earnings exceeded expectations and earnings per share grew year over year for a sixth consecutive quarter. Despite some currency headwinds beyond our expectations, reported revenue grew 1.8% (4.6% in constant currency) led by a seventh consecutive quarter of year-over-year organic growth at Electronics Marketing (EM). At Technology Solutions, revenue grew an above seasonal 29% sequentially in constant currency driven by the EMEA and Americas regions. Adjusted operating income increased 4.3% year over year primarily led by the EMEA region, where both operating groups improved gross profit margins and realized contributions from expense management. The sequential increase in revenue and profitability, combined with a 2.8% sequential decline in working capital, drove our return on working capital up over 400 basis points and cash flow from operations over $260 million for the quarter. Although we continue to experience an environment of mixed signals regarding overall growth expectations, our team will continue to focus on key levers of profitable growth and build upon this performance."

Avnet Electronics Marketing Results

		Year-over-Year Growth Rates
	Q2 FY15 Sales	Reported and Organic Sales
	(in millions)
EM Total	$4,435.2	6.8%
Excluding FX (1)		9.7%
Americas	$1,200.9	(0.3)%
EMEA	$1,205.3	(1.0)%
Excluding FX (1)		7.1%
Asia	$2,029.0	17.1%

	Q2 FY15	Q2 FY14	Change
Operating Income	$191.4	$171.7	11.5%
Operating Income Margin	4.3%	4.1%	19 bps

(1)	Year-over-year sales growth rate excluding the impact of changes in foreign currency exchange rates.

▪	Sales increased 6.8% year over year to $4.4 billion and 9.7% in constant currency

▪	Operating income margin increased 19 basis points year over year to 4.3% due to improvements across all three regions

▪	Working capital (defined as receivables plus inventories less accounts payables) decreased 4.5% sequentially primarily due to a 10% reduction in inventories

▪	Return on working capital (ROWC) increased 125 basis points year over year and decreased 162 basis points sequentially

Mr. Hamada added, “Similar to our September quarter, better than expected growth in our select high volume supply chain engagements in Asia drove revenue to the high end of expectations and above normal seasonality. EM Asia grew 17.1% year over year and became the first region at Avnet to exceed $2 billion in quarterly revenue. This strong growth, along with another quarter of high single digit growth in EMEA, drove EM’s revenue up 9.7% year over year in constant currency. Operating income grew 11.5% year over year and operating income margin increased 19 basis points with all three regions contributing to this improvement. In our EMEA region, which now includes the full impact of our MSC acquisition, operating income increased 12.2% year over year and operating income margin expanded 73 basis points. Our value based management discipline was evident as working capital velocity increased both sequentially and year over year. This increase in operating income combined with the improvement in working capital velocity drove ROWC 125 basis points higher year over year led by our Asia region, which increased 270 basis points. With our book to bill ratio at parity, and seasonal growth expected in our higher margin western regions, we feel confident that EM can build on our multi-quarter trend of expanding margins and returns.”

Avnet Technology Solutions Results

		Year-over-Year Growth Rates
	Q2 FY15 Sales	Reported and Organic Sales
	(in millions)
TS Total	$3,116.7	(4.6)%
Excluding FX (1)		(2.0)%
Americas	$1,851.0	(0.4)%
EMEA	$856.8	(8.5)%
Excluding FX(1)		(3.0)%
Asia	$408.9	(13.4)%

	Q2 FY15	Q2 FY14	Change
Operating Income	$117.6	$120.2	(2.2)%
Operating Income Margin	3.8%	3.7%	9 bps

(1)	Year-over-year sales growth rate excluding the impact of changes in foreign currency exchange rates.

▪	Sales decreased 4.6% year over year to $3.1 billion and decreased 2.0% in constant currency primarily due to weakness in the Asia region

▪	Operating income margin increased 9 basis points year over year as improvements in EMEA and Asia were partially offset by weakness in the Americas region

▪	ROWC decreased 194 basis points year over year primarily due to lower operating income in the Americas region

▪	At a product level, year-over-year growth in networking and security, services, and storage, was offset by a decline in computing components

Mr. Hamada further added, "TS revenue came in at the high end of our expectations as better than seasonal growth in our EMEA and Americas regions was offset by weaker growth in our Asia region. Revenue grew 29.4% sequentially in constant currency with the EMEA, Americas and Asia regions growing 34%, 29% and 14%, respectively. On a year-over-year basis, revenue declined 2.0% in constant currency driven by a 13.4% decline in our Asia region primarily due to our computing components business. TS delivered strong leverage as operating income grew over 3 times the rate of revenue sequentially while operating income margin increased 124 basis points with all three regions contributing to the improvement. On a year-over-year basis, operating income margin increased 9 basis points driven by an improvement in our EMEA region where we grew our core business, expanded gross profit margin and realized expense efficiencies. We believe these results indicate our team is doing a good job capitalizing on profitable growth opportunities while allocating resources to align with evolving technology investments trends. With the move to converged solutions, including private/hybrid cloud and greater software content, we have assembled a suite of offerings and technology expertise to support our partners and their growth initiatives. Our focus will continue to be on leveraging these competencies and accelerating progress toward our financial targets.”
Cash Flow/Dividend

▪	Cash generated from operations was $265 million in the December quarter and for the trailing twelve months, cash generated from operations was $616 million

▪	Cash and cash equivalents at the end of the quarter was $903 million; net debt (total debt less cash and cash equivalents) was approximately $1.2 billion

▪
The Company repurchased 2.3 million shares during the quarter at an aggregate cost of $91 million. Entering the third quarter, the Company had approximately $357 million remaining under the current repurchase authorization

▪	The Company paid a quarterly dividend of $0.16 per share or $21.8 million

Kevin Moriarty, Chief Financial Officer, stated, “Our growth in profits and increase in working capital velocity combined to drive strong cash flow from operations of $265 million for the quarter and $616 million for the trailing twelve months. The team did an effective job managing our balance sheet as working capital declined $125 million sequentially even as revenue grew $712 million. During the quarter, we returned approximately $113 million of cash to shareholders through our dividend and disciplined share repurchase program.  With the $250 million increase that our board approved in November, we had $357 million remaining under our current authorization at the end of the quarter. With our strong financial position, we enter the new calendar year well positioned to capitalize on growth opportunities while maintaining our disciplined approach to capital allocation.”

Outlook for Third Quarter of Fiscal 2015 Ending on March 28, 2015

▪	EM sales are expected to be in the range of $4.15 billion to $4.45 billion and TS sales are expected to be in the range of $2.45 billion to $2.75 billion

▪
After adjusting for the changes in foreign currency exchange rates, the midpoint of guidance would represent a 1% sequential decline for EM and a 15% decline for TS. For the March quarter, EM’s normal seasonality is +4% to +7% and TS’ normal seasonality is -20% to -16%

◦	This guidance for EM reflects sequential growth in our western regions and a sequential decline in our Asia region due to an expected decline in our select high volume supply chain engagements

▪	Avnet sales are expected to be in the range of $6.6 billion and $7.2 billion

▪	Adjusted diluted earnings per share is expected to be in the range of $1.04 to $1.14 per share

▪	The guidance assumes 138.5 million average diluted shares outstanding and a tax rate of 27% to 31%

The above guidance excludes the amortization of intangibles and any potential restructuring, integration and other expenses. In addition, the above guidance assumes that the average U.S. Dollar to Euro currency exchange rate for the third quarter of fiscal 2015 is $1.18 to €1.00. This compares with an average exchange rate of $1.37 to €1.00 in the third quarter of fiscal 2014 and $1.25 to €1.00 in the second quarter of fiscal 2015.

Forward-Looking Statements
This document contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “estimate,” “forecast,” “expect,” "feel," “believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may differ materially from the expectations contained in the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.
More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this document certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as sales adjusted for the impact of acquisitions and other items (as defined in the Organic Sales section of this document). Management believes organic sales is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.
Management believes that operating income adjusted for (i) restructuring, integration and other expenses and (ii) amortization of acquired intangible assets and other, is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results or non-cash in nature. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.
Management believes net income and diluted EPS adjusted for (i) the impact of the items described above, (ii) certain items impacting income tax expense and (iii) the gain on legal settlement, is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and diluted EPS excluding the impact of these items provides an important measure of the Company’s net results for the investing public.
Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity (WC velocity).

•	ROWC is defined as annualized adjusted operating income (as defined above) divided by the sum of the monthly average balances of receivables and inventories less accounts payable.

•
ROCE is defined as annualized, tax effected adjusted operating income (as defined above) divided by the monthly average balances of interest-bearing debt and equity (including the impact of adjustments to operating income discussed above) less cash and cash equivalents.

•	WC velocity is defined as annualized sales divided by the sum of the monthly average balances of receivables and inventories less accounts payable.
Any analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, results presented in accordance with GAAP.

Second Quarter Fiscal 2015

	Second Quarter Fiscal 2015
	Operating Income	Income Before Income Taxes	Net Income	Diluted EPS
	$ in thousands, except per share amounts
GAAP results	$250,287	$220,097	$163,706	$1.18
Restructuring, integration and other expenses	13,257	13,257	10,188	0.07
Amortization of intangible assets and other	11,052	11,052	7,675	0.06
Income tax adjustments	—	—	(5,597)	(0.04)
Total adjustments	24,309	24,309	12,266	0.09
Adjusted results	$274,596	$244,406	$175,972	$1.27

Items impacting the second quarter of fiscal 2015 consisted of the following:

•
Restructuring, integration and other expenses of $13.3 million before tax consisted of $1.7 million for severance, $4.1 million for facility exit and asset impairment related costs, $0.8 million for other restructuring costs, $4.0 million for integration-related costs, $2.1 million for other costs, and net expense of $0.6 million to adjust prior period restructuring liabilities. Restructuring, integration and other expenses after tax was $10.2 million;

•	Amortization expense and other substantially all of which related to acquired intangible assets of $11.1 million before tax and $7.7 million after tax; and

•	An income tax benefit (net) of $5.6 million primarily related to certain items impacting the effective income tax rate in the second quarter of fiscal 2015.

First Quarter Fiscal 2015

	First Quarter Fiscal 2015
	Operating Income	Income Before Income Taxes	Net Income	Diluted EPS*
	$ in thousands, except per share amounts
GAAP results	$193,197	$168,304	$127,946	$0.91
Restructuring, integration and other expenses	18,320	18,320	13,160	0.09
Amortization of intangible assets and other	12,208	12,208	8,973	0.07
Income tax adjustments	—	—	(5,926)	(0.04)
Total adjustments	30,528	30,528	16,207	0.12
Adjusted results	$223,725	$198,832	$144,153	$1.02
* Does not foot due to rounding
Items impacting the first quarter of fiscal 2015 consisted of the following:

•
Restructuring, integration and other expenses of $18.3 million before tax consisted of $4.1 million for severance, $6.1 million for facility exit and asset impairment related costs, $0.6 million for other restructuring costs, $6.3 million for integration-related costs, $1.6 million for other costs, and a net reversal of $0.4 million to adjust prior period restructuring liabilities. Restructuring, integration and other expenses after tax was $13.2 million;

•	Amortization expense and other substantially all of which related to acquired intangible assets of $12.2 million before tax and $9.0 million after tax; and

•	An income tax benefit (net) of $5.9 million primarily related to certain items impacting the effective income tax rate in the first quarter of fiscal 2015.

Second Quarter Fiscal 2014

	Second Quarter Fiscal 2014
	Operating Income	Income Before Income Taxes	Net Income	Diluted EPS
	$ in thousands, except per share amounts
GAAP results	$221,572	$188,552	$124,864	$0.89
Restructuring, integration and other expenses	28,442	28,442	21,746	0.15
Amortization of intangible assets and other	13,194	13,194	9,125	0.07
Income tax adjustments	—	—	8,158	0.06
Total adjustments	41,636	41,636	39,029	0.28
Adjusted results	$263,208	$230,188	$163,893	$1.17

Items impacting the second quarter of fiscal 2014 consisted of the following:

•
Restructuring, integration and other expenses of $28.4 million before tax consisted of $19.3 million for severance, $1.4 million for facility exit and asset impairment related costs, $0.4 million for other charges, $1.5 million for other costs, $4.3 million for integration-related costs, and a net expense of $1.5 million to adjust prior period restructuring liabilities. Restructuring, integration and other expenses after tax was $21.7 million;

•	Amortization expense and other substantially all of which related to acquired intangible assets of $13.2 million before tax and $9.1 million after tax; and

•	An income tax expense (net) of $8.2 million primarily related to certain items impacting the effective income tax rate in the second quarter of fiscal 2014.

Organic Sales
Organic sales is defined as reported sales adjusted for the impact of acquisitions and divestitures by adjusting Avnet’s prior periods to include the sales of acquired businesses and exclude the sales of divested businesses as if the acquisitions and divestitures had occurred at the beginning of the earliest period presented.

The following table presents the reconciliation of reported sales to organic sales for the first six months of fiscal 2014. For quarterly periods subsequent to the first quarter of fiscal 2014, reported sales are equivalent to organic sales.

	Six Months Ended
	As Reported and Organic - Fiscal 2014	Acquisitions/ Divestitures	Organic Sales - Fiscal 2014
	(in thousands)
Avnet, Inc.	$13,767,329	$119,950	$13,887,279
EM	8,092,907	119,950	8,212,857
EMEA	2,314,828	119,950	2,434,778

"Acquisition/Divestiture" as presented in the preceding table includes the acquisition of MSC Investoren GmbH (“MSC”), in October 2013 in the EM EMEA region, which impacted the year-over-year sales comparisons.
ROWC, ROCE and WC Velocity
The following table (in thousands) presents the calculation for ROWC, ROCE and WC velocity.

		Q2 FY15	Q2 FY14	Q1 FY15
Sales		$7,551,880	$7,421,854	$6,839,587
Sales, annualized	(a)	$30,207,520	$29,687,416	$27,358,348
Adjusted operating income (1)		$274,596	$263,208	$223,725
Adjusted annualized operating income	(b)	$1,098,384	$1,052,832	$894,900
Adjusted effective tax rate (2)		27.8%	27.9%	27.5%
Adjusted annualized operating income, after tax	(c)	$793,253	$759,302	$648,803
Average monthly working capital
Accounts receivable		$5,318,083	$5,036,079	$4,993,653
Inventories		$2,700,424	$2,632,361	$2,729,194
Accounts payable		$(3,437,897)	$(3,289,709)	$(3,231,037)
Average working capital	(d)	$4,580,610	$4,378,731	$4,491,810
Average monthly capital employed	(e)	$6,161,858	$5,912,624	$6,101,274
ROWC = (b) / (d)		24.0%	24.0%	19.9%
WC Velocity = (a) / (d)		6.6	6.8	6.1
ROCE = (c) / (e)		12.9%	12.8%	10.6%

(1)	See reconciliation to GAAP amounts in the preceding tables in this Non-GAAP Financial Information section.

(2)
Adjusted effective tax rate for each quarterly period in a fiscal year is based upon the currently anticipated annual effective tax rate, excluding the tax effect of the items described above in the reconciliation to GAAP amounts in this Non-GAAP Financial Information section.

Teleconference and Upcoming Events
Avnet will host a quarterly teleconference today at 2:00 p.m. Eastern Time. Financial information including financial statement reconciliations of GAAP to non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the teleconference will also be available after the call.
For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.
About Avnet
Avnet, Inc. (NYSE:AVT), a Fortune 500 company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers globally. Avnet accelerates its partners' success by connecting the world's leading technology suppliers with a broad base of customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 28, 2014, Avnet generated sales of $27.5 billion. For more information, visit www.avnet.com. (AVT_IR)
Investor Relations Contact
Avnet, Inc.
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Second Quarters Ended		Six Months Ended
	December 27, 2014	December 28, 2013	December 27, 2014	December 28, 2013
	(Thousands, except per share data)
Sales	$7,551,880	$7,421,854	$14,391,466	$13,767,329
Cost of sales	6,714,374	6,573,221	12,758,497	12,183,526
Gross profit	837,506	848,633	1,632,969	1,583,803
Selling, general and administrative expenses	573,962	598,619	1,157,908	1,142,703
Restructuring, integration and other expenses	13,257	28,442	31,577	40,541
Operating income	250,287	221,572	443,484	400,559
Other income (expense), net	(5,524)	(4,794)	(7,017)	(3,999)
Interest expense	(24,666)	(28,226)	(48,066)	(55,203)
Gain on legal settlement	—	—	—	19,137
Income before income taxes	220,097	188,552	388,401	360,494
Income tax expense	56,391	63,688	96,749	115,006
Net income	$163,706	$124,864	$291,652	$245,488
Earnings per share:
Basic	$1.20	$0.91	$2.12	$1.78
Diluted	$1.18	$0.89	$2.08	$1.75
Shares used to compute earnings per share:
Basic	136,541	137,702	137,425	137,558
Diluted	138,972	140,144	139,911	139,934
Cash dividends paid per common share	$0.16	$0.15	$0.32	$0.30

AVNET, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 27, 2014	June 28, 2014
	(Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$903,331	$928,971
Receivables, net	5,696,642	5,220,528
Inventories	2,493,576	2,613,363
Prepaid and other current assets	196,111	191,337
Total current assets	9,289,660	8,954,199
Property, plant and equipment, net	541,904	534,999
Goodwill	1,298,805	1,348,468
Intangible assets, net	152,265	184,308
Other assets	208,460	233,543
Total assets	$11,491,094	$11,255,517
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$409,184	$865,088
Accounts payable	3,850,295	3,402,369
Accrued expenses and other	672,576	711,369
Total current liabilities	4,932,055	4,978,826
Long-term debt	1,692,307	1,213,814
Other liabilities	161,802	172,684
Total liabilities	6,786,164	6,365,324
Shareholders’ equity	4,704,930	4,890,193
Total liabilities and shareholders’ equity	$11,491,094	$11,255,517

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended
	December 27, 2014	December 28, 2013
	(Thousands)
Cash flows from operating activities:
Net income	$291,652	$245,488
Non-cash and other reconciling items:
Depreciation	46,972	44,731
Amortization	21,990	20,903
Deferred income taxes	15,275	11,925
Stock-based compensation	36,130	28,940
Other, net	34,523	51,616
Changes in (net of effects from businesses acquired):
Receivables	(711,060)	(771,728)
Inventories	(5,957)	(158,470)
Accounts payable	583,337	348,521
Accrued expenses and other, net	(88,438)	23,875
Net cash flows provided (used) for operating activities	224,424	(154,199)

Cash flows from financing activities:
Borrowings under accounts receivable securitization program, net	77,000	60,000
(Repayments) borrowings of bank and other debt, net	(37,414)	55,436
Repurchases of common stock	(109,129)	—
Dividends paid on common stock	(43,875)	(41,263)
Other, net	(5,439)	4,293
Net cash flows (used) provided by financing activities	(118,857)	78,466

Cash flows from investing activities:
Purchases of property, plant and equipment	(83,642)	(47,024)
Acquisitions of businesses, net of cash acquired	—	(116,882)
Other, net	(8,795)	1,800
Net cash flows used for investing activities	(92,437)	(162,106)

Effect of exchange rate changes on cash and cash equivalents	(38,770)	7,827

Cash and cash equivalents:
— (decrease)	(25,640)	(230,012)
— at beginning of period	928,971	1,009,343
— at end of period	$903,331	$779,331

AVNET, INC.
SEGMENT INFORMATION
(UNAUDITED)

	Second Quarters Ended*		Six Months Ended*
	December 27, 2014	December 28, 2013	December 27, 2014	December 28, 2013
	(Millions)
Sales:
Electronics Marketing	$4,435.2	$4,154.8	$8,809.3	$8,092.9
Technology Solutions	3,116.7	3,267.1	5,582.2	5,674.4
Consolidated Sales	$7,551.9	$7,421.9	$14,391.5	$13,767.3
Operating Income:
Electronics Marketing	$191.4	$171.7	$394.2	$347.5
Technology Solutions	117.6	120.2	180.0	182.8
Corporate	(34.4)	(28.7)	(75.8)	(67.6)
	274.6	263.2	498.4	462.7
Restructuring, integration and other expenses	(13.3)	(28.4)	(31.6)	(40.5)
Amortization of intangible assets and other	(11.1)	(13.2)	(23.3)	(21.6)
Operating Income	$250.3	$221.6	$443.5	$400.6

*Sub-totals and totals may not foot due to rounding